EXHIBIT 99.1

Home BancShares, Inc. Announces Pricing of Public Offering of Common Stock

CONWAY, Ark., Sept. 16, 2009 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB), parent company of Centennial Bank, today announced the pricing of an underwritten public offering of 4,950,000 shares of its common stock at a price to the public of $19.85 per share for gross proceeds of approximately $98.3 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $93.4 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 742,500 shares of the Company's common stock to cover over-allotments, if any. Stephens Inc. and RBC Capital Markets Corporation served as joint bookrunners, and Stifel, Nicolaus & Company, Incorporated and Howe Barnes Hoefer & Arnett Inc. served as co-managers.

The Company expects to close the transaction, subject to customary conditions, on or about September 21, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement, which may be accessed through the SEC's website at www.sec.gov. Alternatively, copies may be obtained from Stephens Inc., Attn: Syndicate, 111 Center Street, Little Rock, AR 72211, or by faxing (501) 377-2404, calling toll-free (800) 643-9691 or emailing sfarmer@stephens.com, or from RBC Capital Markets, Three World Financial Center, 200 Vesey St., 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, or by faxing (212) 428-6260 or calling (212) 428-6670.

General

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect the Company's financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2009.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys and southwestern Florida. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB".

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770